Exhibit 99.1

Lands’ End Confirms Receipt of Letter From Edward S. Lampert

DODGEVILLE, Wis.,– February 25, 2025 (GLOBE NEWSWIRE) – Lands' End, Inc. (NASDAQ: LE), today confirmed that it has received a letter from Edward S. Lampert requesting that the Company initiate a strategic sale process to maximize shareholder value.

Josephine Linden, Chair of the Board, stated, “The Lands’ End Board of Directors welcomes shareholder viewpoints on how best to maximize the value of their investment. The Board is reviewing the letter and its suggestions and is committed to pursuing a path that it believes is in the best interests of all Lands’ End shareholders.”

Perella Weinberg Partners serves as Lands’ End’s financial advisor and Wachtell, Lipton, Rosen & Katz serves as Lands’ End’s legal advisor.

About Lands' End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

This press release contains forward-looking statements that involve risks and uncertainties. See the risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024, filed with the Securities and Exchange Commission on April 3, 2024, for important factors and uncertainties which, among others, could cause actual results to differ materially from those described in these forward-looking statements. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

Media:

FGS Global

Andy Duberstein/Hayley Cook

LandsEnd@fgsglobal.com